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                                                                    EXHIBIT 99.1


         Certain Information Discussed in April 21, 2003 Conference Call

         SGA for the Company's fiscal quarter ended March 31, 2003 as a percentage of revenue was 28.3%, up from 24.8% in the prior year's quarter primarily as a result of increased costs associated with acquisitions and down from 30% in the quarter ended December 31, 2002 primarily as a result of reduced costs associated with lower license fees.

         Product margins during the quarter were 41%, down from 48% in the prior year's quarter primarily as a result of increased costs associated with acquisitions, and down from 50% in the quarter ended December 31, 2002 primarily as a result of lower license fees.

         Receivables days at March 31, 2003 increased to 125 from 117 at December 31, 2002. While billed receivables have decreased somewhat, total receivables have increased, impacted primarily by terms. The Company is taking measures to reduce the receivables days and expects to see some impact in the third quarter and a more significant impact in the fourth quarter of fiscal year 2003.

         Fixed asset expenditures were $1,617,000 (primarily for fit out of office space and software license purchases) during the quarter ended March 31, 2003 and fixed asset additions have been $5,176,000 fiscal year to date. During the quarter depreciation was $2,118,000, amortization was $548,000 and there was no software capitalization. At March 31, 2003, capitalized software development was $3,331,000. Research and development costs during the quarter were approximately $7.8 million which compares to approximately $8 million in the quarter ended December 31, 2002.